EXHIBIT 2.1


                            ASSET PURCHASE AGREEMENT

                                  BY AND AMONG

                           NETWORKS ASSOCIATES, INC.,

                      NETWORK ASSOCIATES TECHNOLOGY, INC.,

                      NETWORK ASSOCIATES INTERNATIONAL BV,

                       NETWORK ASSOCIATES COMPANY LIMITED

                                       AND

                          SECURE COMPUTING CORPORATION



                        EXECUTION DATE: FEBRUARY 12, 2002





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                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
ARTICLE I THE PURCHASE AND SALE OF ACQUIRED BUSINESS ASSETS...................1

         1.1      Purchase and Sale...........................................1
         1.2      Acquired Business Assets and Excluded Assets................1
         1.3      Assumption of Certain Liabilities...........................4
         1.4 Treatment of Specified Third-Party Software Licenses, Specified End-User Licenses and Multiproduct End-User
                  Licenses....................................................6
         1.5      Acquisition Consideration...................................7
         1.6      Allocation of Acquisition Consideration.....................7
         1.7      Transfer Taxes..............................................8

ARTICLE II THE CLOSING........................................................8

         2.1      Closing Date................................................8
         2.2      Transactions To Be Effected at the Closing..................8
         2.3      Risk of Loss................................................8
         2.4      Taking of Necessary Action; Further Action..................9

ARTICLE III REPRESENTATIONS AND WARRANTIES  OF SELLERS........................9

         3.1      Organization, Standing and Power............................9
         3.2      Authority, Conflicts, Consents..............................9
         3.3      Operation of the Gauntlet Business;
                  Ownership/Sufficiency of Assets............................10
         3.4      Changes....................................................11
         3.5      Tax Matters................................................12
         3.6      Restrictions on Business Activities........................12
         3.7      Title to Properties; Absence of Liens and Encumbrances.....12
         3.8      Intellectual Property......................................13
         3.9      Agreements, Contracts and Commitments......................14
         3.10     Governmental Authorization.................................15
         3.11     Litigation.................................................15
         3.12     Accounts Receivable; Accounts Payable......................15
         3.13     Transitioning Employees....................................15
         3.14     Insurance..................................................16
         3.15     Compliance with Laws.......................................17
         3.16     Sufficiency of Acquired Business Assets....................17
         3.17     Transactions with Affiliates...............................17
         3.18     Accuracy of Documents and Information......................17
         3.19     Investment Representations.................................17

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PURCHASER.......................18

         4.1      Organization, Standing and Power...........................19
         4.2      Authority..................................................19
         4.3      SEC Filings; Financial Statements..........................19


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         4.4      Absence of Certain Changes or Events.......................20
         4.5      Litigation.................................................20
         4.6      Issuance of Common Stock...................................20

ARTICLE V CONDUCT PRIOR TO CLOSING...........................................20

         5.1      Conduct of Business of Sellers.............................21

ARTICLE VI ADDITIONAL AGREEMENTS.............................................21

         6.1      Access to Information......................................21
         6.2      Confidentiality............................................22
         6.3      Expenses...................................................22
         6.4      Public Disclosure..........................................22
         6.5      Consents...................................................22
         6.6      Legal Requirements.........................................22
         6.7      Notification of Certain Matters............................23
         6.8      Post-Closing Accounts Receivable...........................23
         6.9      PGP 1000 e-ppliance Government Export License..............23
         6.10     Post-Closing Assurances....................................23
         6.11     Cooperation with Respect to Transitioning Employees;
                  Use of Premises............................................24
         6.12     Non-Solicitation...........................................24
         6.13     Transfer of Common Stock...................................24
         6.14     Registration; Compliance with Securites Act................24
         6.15     Registration Rights; Liquidated Damages....................26
         6.16     Prohibition on Solicitation of Other Acquisition Offers....26
         6.17     Non-competition Covenant...................................26

ARTICLE VII CONDITIONS TO THE ACQUISITION....................................27

         7.1      Conditions to Obligations of Each Party to Effect
                  the Acquisition............................................27
         7.2      Additional Conditions to Obligations of Sellers............27
         7.3      Additional Conditions to the Obligations of Purchaser......28

ARTICLE VIII.................................................................29

SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION..................29

         8.1      Survival of Representations and Warranties.................29
         8.2      Indemnification............................................30

ARTICLE IX TERMINATION, AMENDMENT AND WAIVER.................................33

         9.1      Termination................................................33
         9.2      Effect of Termination......................................33
         9.3      Amendment..................................................33
         9.4      Extension; Waiver..........................................33

ARTICLE X GENERAL PROVISIONS.................................................34

         10.1     Notices....................................................34
         10.2     Interpretation; Definition.................................35


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         10.3     Counterparts...............................................35
         10.4     Entire Agreement; Assignment...............................35
         10.5     Severability...............................................36
         10.6     Governing Law; Arbitration.................................36
         10.7     Rules of Construction......................................37
         10.8     Successors.................................................37




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                                INDEX OF EXHIBITS


Exhibit                    Description
-------                    -----------
Exhibit A                  Seller Disclosure Schedule
Exhibit 7.2(c)             Form of the NAI License
Exhibit 7.2(d)             Form of Firewall, VPN and GEMS License
Exhibit 7.2(e)             Form of Patent License
Exhibit 7.3(e)             Form of the TIS/CMS License
Exhibit 7.3(h)(i)          Assignment of Patents
Exhibit 7.3(h)(ii)         Assignment of Copyrights
Exhibit 7.3(h)(ii)         Assignment of Trademarks



Schedules
---------
Schedule 1                 Description of Gauntlet Business





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                            ASSET PURCHASE AGREEMENT


         This ASSET PURCHASE AGREEMENT (the "Agreement") is made and entered into as of February 12, 2002 (the "Agreement Date") by and among (i) Secure Computing Corporation, a Delaware corporation ("Purchaser"), on the one hand; and (ii) Networks Associates, Inc., a Delaware corporation ("NAI"); Network Associates Technology, Inc., a Delaware corporation and a wholly owned subsidiary of NAI ("NATI"); Network Associates International BV, a Netherlands corporation and a wholly owned subsidiary of NAI ("NBV"); and Network Associates Company Limited, a Japanese corporation and a wholly owned subsidiary of NAI ("NAC") (each a "Seller" and collectively the "Sellers"), on the other hand.

                                    RECITALS

A. The Boards of Directors of NAI, NATI, NBV, NAC and Purchaser believe it is in the best interests of each company and their respective stockholders that Purchaser acquire (the "Acquisition") the Gauntlet software and appliance based enterprise network firewall business comprised of the Gauntlet Firewall/VPN software product lines, the Global Enterprise Management System, ("GEMS"), product lines and the Firewall/VPN appliance-based hardware product lines as more particularly described in Schedule 1 (the "Gauntlet Business") through the purchase of certain of the assets of Sellers and, in furtherance thereof, have approved the Acquisition.

B. Sellers and Purchaser desire to make certain representations and warranties and other agreements in connection with the Acquisition.

        NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and other agreements set forth herein, and for other good and valuable consideration, the parties to this Agreement, intending to be legally bound, hereby agree as follows:

                                    ARTICLE 1

                THE PURCHASE AND SALE OF ACQUIRED BUSINESS ASSETS

         1.1 Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, each Seller hereby sells, assigns, transfers, conveys and delivers, to Purchaser effective as of the Closing (as defined in Section 2.1) and Purchaser hereby purchases, assumes and acquires, effective as of the Closing, all of each Seller's right, title and interest in, to and under the Acquired Business Assets (as defined in Section 1.2(a)).

         1.2 Acquired Business Assets and Excluded Assets.

               (a) The term "Acquired Business Assets" means all the business, assets, goodwill and rights of Sellers of whatever kind and nature, real or personal, tangible or intangible, other than the Excluded Assets (as defined in Section 1.2(b)), owned, licensed or


                        GAUNTLET ASSET PURCHASE AGREEMENT
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otherwise held or used by any Seller on the Closing Date and used or held for use by the Sellers primarily in the Gauntlet Business, including but not limited to:

                    (i) all accounts receivable on the Closing Date relating directly to the operations of the Gauntlet Business;

                    (ii) end-user software licenses pursuant to which any Seller licenses to its customers software relating primarily to the Gauntlet Business ("End-User Licenses"), and the rights of any Seller thereunder, but excluding End-User Licenses which are also Multiproduct End-User Licenses or Specified End-User Licenses (each defined below);

                    (iii) with respect to End-User Licenses requiring prior customer consent to effect assignment thereof to the Purchaser on the Closing Date, including those listed on Section 1.2(a)(iii) of the Seller Disclosure Schedule (the "Specified End-User Licenses"), and the rights of any Seller thereunder, the rights under Section 1.4;

                    (iv) with respect to End-User Licenses relating to the Gauntlet Business products or services and other products and services (including products and services relating to the Excluded Assets) of Sellers on the Closing Date (the "Multiproduct End-User Licenses"), and the rights of any Seller thereunder, the rights under Section 1.4;

                    (v) software license agreements pursuant to which a third-party has licensed to a Seller software or other rights (including related code, documentation and other data) relating primarily to the Gauntlet Business that do not require prior counter-party consent to effect assignment thereof to the Purchaser on the Closing Date ("Third-Party Software Licenses"), including those licenses listed in Section 1.2(a)(v) of the Seller Disclosure Schedule, and the rights of any Seller thereunder, and Third-Party Software Licenses relating to software on the Hardware (as defined below) but excluding Third-Party Software Licenses which are also Specified Third-Party Software Licenses (defined below);

                    (vi) with respect to software license agreements pursuant to which a third-party has licensed to a Seller software or other rights (including related code, documentation and other data) relating primarily to the Gauntlet Business requiring prior counter-party consent to effect assignment thereof to the Purchaser on the Closing Date, including those listed on Section 1.2(a)(vi) of the Seller Disclosure Schedule (the "Specified Third-Party Software Licenses"), and the rights of any Seller thereunder, the rights under Section 1.4;

                    (vii) other than End User Licenses and Third-Party Software Licenses, those contracts, indentures, agreements, original equipment manufacturer agreements, commitments and all other legally binding arrangements, whether oral or written, primarily related to the Gauntlet Business, including those contracts listed in Section 1.2(a)(vii) of the Seller Disclosure Schedule, and the rights of any Seller thereunder but, excluding those contracts listed as


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                        GAUNTLET ASSET PURCHASE AGREEMENT
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Excluded Assets (such items, together with the End-User Licenses and Third-Party
Software Licenses, collectively shall be deemed for purposes of this Agreement to be the "Contracts");

                    (viii) software (other than that covered under Third-Party Software Licenses), patents (including all reissues, divisions, continuations, and extensions thereof), patent applications, trademarks, trademark registrations, service marks, trademark applications, domain names, trade names, copyrights, licenses pursuant to which any Seller acquired any rights with respect to the foregoing and other such intellectual property necessary to and primarily used for the operations of the Gauntlet Business including those listed in Section 1.2(a)(viii) of the Seller Disclosure Schedule (such items, together with Third-Party Software Licenses, collectively the "Intellectual Property");

                    (ix) all trade secrets, inventions, know-how, formulae, processes, procedures, research records, records of inventions, test information, market surveys and marketing know-how (collectively, "Technology") necessary to and primarily used for the operations of the Gauntlet Business;

                    (x) all permits, licenses, franchises, approvals and authorizations by governmental or regulatory authorities or bodies (collectively, "Permits") relating solely and directly to the operations of the Gauntlet Business including those listed in Section 1.2(a)(x) of the Seller Disclosure Schedule;

                    (xi) all raw materials, work-in-process, finished goods, supplies, parts, goods for sale and other inventories, whether or not in transit (collectively, the "Inventory") on the Closing Date that are used, intended to be used, or held for use primarily by or for the Gauntlet Business;

                    (xii) the machinery and equipment that are used, intended to be used, or held for use primarily by or for the Gauntlet Business (the "Hardware") including those listed in Section 1.2(a)(xii) of the Seller Disclosure Schedule;

                    (xiii) subject to state or federal privacy laws, copies of personnel records relating to the Transitioning Employees (as defined in Section 3.13(a), herein);

                    (xiv) electronic copies of the customer, distributor, reseller and technical support databases that are used or held for use primarily by or for the Gauntlet Business and retained by the Sellers in the ordinary course of business; and

                    (xv) copies of all reasonably available customer lists, customer files and other customer records in any format currently maintained by Sellers.

               (b) The Sellers will retain and not transfer the Excluded Assets. The term "Excluded Assets," collectively, means:


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                        GAUNTLET ASSET PURCHASE AGREEMENT
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                    (i) all rights of Sellers under this Agreement, and the
agreements, instruments and certificates delivered in connection with this Agreement;

                    (ii) all records prepared in connection with the Acquisition;

                    (iii) all cash on hand and cash equivalents of any Seller;

                    (iv) all rights relating to the Excluded Liabilities;

                    (v) all Seller Contracts with third party distributors such as Ingram Microsystems and all of Sellers' other existing domestic and international distribution Contracts, and the rights of any Seller thereunder;

                    (vi) the End User Licenses, the Third Party Software Licenses and the Contracts listed in Section 1.2(b)(vi) of the Seller Disclosure Schedule, and the rights of any Seller thereunder;

                    (vii) all the assets of the "NAI Labs," which is Sellers' advanced research and development group relating to advanced network and information systems security technology, including any and all intellectual property, technology, contracts, inventory, hardware, accounts receivable, prepaid deposits, and any and all other rights relating thereto;

                    (viii) all of the assets of the "Cybercop Product Line," which is the Sellers' network risk and security assessment software (including any related security data) products, including any and all intellectual property, technology, contracts, inventory, hardware, accounts receivable, prepaid deposits, and any and all other rights relating thereto;

                    (ix) all of the assets of the "PGP Encryption Software Business," which is Sellers' wireless and desktop encryption software product lines, including any and all intellectual property, technology, contracts, inventory, hardware, accounts receivable, prepaid deposits, and any and all other rights relating thereto;

                    (x) all interest of Sellers in real property, fixtures, furniture and any leasehold interests in real property of each Seller; and

                    (xi) except for the rights granted under the TIS/CMS License in substantially the form attached hereto as Exhibit 7.3(e), all intellectual property rights relating to the software programs collectively know as the TIS/CMS (TIS X.509 Certificate Management System).

         1.3 Assumption of Certain Liabilities.

               (a) Except as to the specific terms and conditions of this Agreement, Purchaser does not assume any liability, accrued or contingent, known or unknown or otherwise;


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                        GAUNTLET ASSET PURCHASE AGREEMENT
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provided, however, that Purchaser hereby assumes, effective as of the Closing
Date, the following, which shall be the "Assumed Liabilities:"

                    (i) all obligations, liabilities and account payables that
(a) relate directly to the Gauntlet Business but only to the extent listed in
Section 1.3(a)(i) of the Seller Disclosure Schedule, and (b) relate directly to Gauntlet Business incurred in the ordinary course of business by any Seller after the date of this Agreement; provided, however Sellers will not create any new obligations directly relating to the Gauntlet Business after the Closing Date; and

                    (ii) all liabilities accruing on and after the Closing Date under the Contracts included in the Acquired Business Assets, including for these purposes any and all obligations as provided for under Section 1.4 below, and all liabilities accruing on and after the Closing Date as a result of Purchaser's ownership of the Acquired Business Assets, including, in each case, all related customer service obligations.

               (b) Notwithstanding the foregoing, the Assumed Liabilities shall not include any Excluded Liabilities (as defined in Section 1.3(c)).

               (c) The term "Excluded Liabilities," collectively, means:

                    (i) any obligation or liability of any Seller not stated to be assumed pursuant to Section 1.3(a);

                    (ii) any obligation or liability of any Seller, or any director, officer, employee or beneficial owner of ten percent or more of any Seller, in respect of Taxes (as defined in Section 3.5) (including real or personal property Taxes) for the period (or any portion of any period) ending on or prior to the Closing Date ("Excluded Taxes");

                    (iii) any obligation or liability of any Seller relating to or arising under or in connection with any Seller Employee Benefit Plan (as defined in Section 3.13(a)) or any Seller Severance Arrangement (as defined in
Section 3.13(a)), except for the obligation to provide the Transitioning Employees with employment benefits substantially equivalent to comparable employees of Purchaser after the Closing Date;

                    (iv) any obligation, liability or account payable of any Seller incurred after the Closing Date; and

                    (v) all liabilities accruing prior to the Closing Date under the Contracts.

               (d) Each Seller agrees to pay, perform and discharge, all liens, charges, claims, security interests or other encumbrances incurred prior to the Closing (collectively, the "Liens") except those, which Purchaser has expressly agreed to assume pursuant to this Section 1.3.


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                        GAUNTLET ASSET PURCHASE AGREEMENT
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         1.4 Treatment of Specified Third-Party Software Licenses, Specified
End-User Licenses and Multiproduct End-User Licenses.

               (a) Requirement to Close. The failure by any Seller to assign at Closing any Specified Third-Party Software License or Specified End-User License or relevant portion of any Multiproduct End-User License, shall not relieve any of the parties hereto from its respective obligations to consummate the transactions contemplated by this Agreement.

               (b) Pre-Closing Specified Third-Party Software Licenses. Prior to the Closing Date, Sellers shall take reasonable efforts to validly assign to Purchaser, effective as of the Closing Date, all Specified Third-Party Software Licenses listed on Schedule 1.4(b) of the Sellers Disclosure Schedule.

               (c) Post Closing One Year Covenant. For a period of one year after the Closing Date, if so requested by Purchaser, Sellers shall use reasonable efforts (without the expenditure, in the aggregate, of considerable personnel resources or any out-of-pocket payments to third parties to obtain third-party consents) to validly assign to Purchaser, the Specified Third-Party Software Licenses, Specified End-User Licenses and those portions of the Multiproduct End-User Licenses relating primarily or exclusively to the Gauntlet Business, that were not assigned to the Purchaser on the Closing Date.

               (d) Post Closing Economic Benefits. Notwithstanding the foregoing in Sections 1.4 (a), (b) or (c), after the Closing Date, if, and for so long as, the Sellers have not assigned to the Purchaser, the Specified Third-Party Software Licenses, the Specified End-User Licenses or the applicable portion of the Multiproduct End-User Licenses then Sellers shall use reasonable efforts (without the expenditure, in the aggregate, of considerable personnel resources or any out-of-pocket payments to third parties to obtain third-party consents) to (x) provide the Purchaser with the economic benefits of such Specified Third-Party Software Licenses, Specified End-User Licenses and/or the applicable portion of such Multiproduct End-User Licenses, (y) cooperate in any lawful arrangement designed to provide such benefits to Purchaser, and (z) enforce, at the request and expense of and for the benefit of Purchaser any rights of Sellers arising from any such Specified Third-Party Software Licenses, Specified End-User Licenses or the applicable portion of such Multiproduct End-User Licenses, including the right to elect to terminate such contracts in accordance with the terms thereof upon the written request of Purchaser.

               (e) Purchaser Obligations. To the extent that Purchaser is provided the benefits of any Specified Third-Party Software Licenses, Specified End-User License or the applicable portion of any Multiproduct End-User License referred to herein, (i) Purchaser shall perform at the discretion of Sellers and for the benefit of any third person, the obligations of Sellers thereunder or in connection therewith, and (ii) Purchaser agrees to pay, perform and discharge, and defend and indemnify Sellers against and hold Sellers harmless from, all obligations and liabilities of Sellers relating to such performance or failure to perform and, in the event of a failure of such indemnity, Sellers shall cease to be obligated under this Agreement with respect to such Specified Third-Party Software Licenses, Specified End-User Licenses or Multiproduct End-User Licenses which are the subject of such failure.

               (f) Additional Purchaser Obligations. With respect to any Specified Third-Party Software License, Specified End-User License and/or the applicable portion of a Multiproduct End-User License that has not been assigned to Purchaser, Purchaser and Seller shall enter into such


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                        GAUNTLET ASSET PURCHASE AGREEMENT
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arrangements at Purchaser's expense as are reasonably necessary to permit such
Seller to perform such responsibilities on behalf of Purchaser.

         1.6 Acquisition Consideration.

               (a) The purchase price for the Acquired Business Assets (the "Purchase Price") shall be such number of fully paid, validly issued and nonassessable shares of common stock par value $0.01 of Purchaser ("Common Stock") as is equal to the quotient of (x) $5,000,000 divided by (y) the average of the Median Value (as defined below) of the Common Stock for each of the five
(5) consecutive trading days (as defined below) ending on and including the trading day prior to the Agreement Date (the "Exchange Price"). The shares of Common Stock to be issued by Purchaser to Sellers is herein referred to as (the "Acquisition Consideration"). "Median Value" means, with respect to any trading day, the average of the high and low sales prices for such trading day as reported on the Nasdaq National Market. The term "trading day" means a day on which there is trading on the Nasdaq National Market.

               (b) No certificates representing fractional shares of Common Stock shall be issued to Seller and Seller shall not be entitled to any voting rights, rights to receive dividends or distributions or other rights as a stockholder of Purchaser with respect to any fractional shares of Common Stock. In lieu of any such fractional shares, Purchaser shall transfer to Seller, cash (rounded to the nearest whole cent) without interest, in an amount equal to the product obtained by multiplying such fraction by the Exchange Price.

         1.6 Allocation of Acquisition Consideration. Sellers and Purchaser recognize their mutual obligations pursuant to Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code") to timely file IRS Form 8594 (the "Asset Acquisition Statement") with their respective federal income tax returns. Accordingly, Sellers and Purchaser shall, no later than sixty (60) days after the Closing Date, attempt in good faith to (i) enter into a Purchase Price allocation agreement providing for the allocation of the Acquisition Consideration among the Acquired Business Assets consistent with the provisions of Section 1060 of the Code and the Treasury Regulations thereunder and (ii) cooperate in the preparation of the Asset Acquisition Statement in accordance with clause (i) for timely filing with their respective federal income tax returns. If Sellers and Purchaser shall have agreed on a Acquisition Consideration allocation and an Asset Acquisition Statement, then the Sellers and Purchaser shall file the Asset Acquisition Statement in the form so agreed and neither Sellers nor Purchaser shall take a Tax position, which is inconsistent with such Acquisition Consideration allocation.


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                        GAUNTLET ASSET PURCHASE AGREEMENT
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         1.7 Transfer Taxes. All sales, use, value-added, gross receipts, excise, registration, stamp duty, transfer or other similar taxes or governmental fees ("Transfer Taxes") imposed or levied by reason of, in connection with or attributable to this Agreement and the transactions contemplated hereby shall be borne solely by Purchaser. To the extent Sellers are responsible for the preparation and filing of any Transfer Tax return, Sellers shall prepare and provide Purchaser such Transfer Tax return no later than ten (10) business days prior to the due date of such return and Purchaser shall remit to the Sellers within five business days thereof the amount of the Transfer Taxes shown to be due on such return. The parties shall cooperate with each other to the extent reasonably requested and legally permitted to minimize any Transfer Taxes.

                                   ARTICLE II

                                   THE CLOSING

         2.1 Closing Date. The closing of the sale and transfer of the Acquired Business Assets (hereinafter called the "Closing") shall take place at the offices of Wilson Sonsini Goodrich & Rosati, P.C., located at 650 Page Mill Road, Palo Alto, California at 10:00 a.m. local time on the business day immediately following the satisfaction of the conditions set forth in Article VII, or at such other time, date and place as shall be fixed by agreement of Sellers and Purchaser (such date of the Closing being herein referred to as the "Closing Date").

         2.2 Transactions To Be Effected at the Closing.  At the Closing:

               (a) Each Seller shall deliver to Purchaser such appropriately executed deeds, bills of sale, consents, assignments and other instruments of transfer relating to the Acquired Business Assets identified by Purchaser to be delivered by remote telecommunication or such other method as Purchaser may reasonably request, including the assignments set forth in Section 7.3(f) hereof;

               (b) Purchaser shall deliver to Sellers promptly following the Closing certificates evidencing the shares of Common Stock constituting the Acquisition Consideration in accordance with Section 1.5(a) and such other documents as Sellers may reasonably request to demonstrate satisfaction of the conditions and compliance with the agreements set forth in this Agreement;

               (c) Purchaser shall deliver to Sellers promptly following the Closing cash in lieu of any fractional share of Common Stock, pursuant to
Section 1.5(b), by check; and

               (d) The other documents, agreements and instruments to be delivered on the Closing Date under Article VII shall be, as applicable, entered into or delivered on the Closing Date.

         2.3 Risk of Loss. Until the Closing, the risk of any loss of or damage to the Acquired Business Assets from fire, casualty or any other occurrence shall be borne by Sellers.


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                        GAUNTLET ASSET PURCHASE AGREEMENT
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         2.4 Taking of Necessary Action; Further Action. If, at any time after the Closing Date, subject to Section 1.4 herein, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest Purchaser with full right, title and possession to the Acquired Business Assets, the Sellers agree to direct their respective officers to take all such lawful and reasonably necessary and/or desirable action consistent with this Agreement.

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES
                                   OF SELLERS

Sellers jointly and severally, represent and warrant to Purchaser as follows as of the date hereof and as of the Closing:

         3.1 Organization, Standing and Power. Each of the Sellers is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation. Each of the Sellers has the corporate power to own its properties and to carry on its business as now being conducted. Each of the Sellers is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect on the Gauntlet Business.

         3.2 Authority, Conflicts, Consents.

               (a) Each of the Sellers has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of each Seller. This Agreement has been duly executed and delivered by each Seller and constitutes the valid and binding obligation of each Seller, enforceable in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar federal or state laws affecting the rights of creditors.

               (b) The execution and delivery of this Agreement by each Seller does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit (any such event, a "Conflict") under, (i) any provision of the Certificate of Incorporation or Bylaws or equivalent charter documents of any Seller, (ii) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Acquired Business Assets or
(iii) the Contracts.

               (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality ("Governmental Entity") is required by or with respect to any Seller in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for such filings as may be required under applicable securities laws. Other than Specified Third-Party Software Licenses, Specified End-User Licenses


                                                                             -9-
                        GAUNTLET ASSET PURCHASE AGREEMENT
and Multiproduct End-User Licenses, Section 3.2(c) of the Seller Disclosure Schedule sets forth all necessary consents, waivers and approvals of third parties that are required to be obtained by any Seller in connection with the execution and delivery of this Agreement by any Seller or the consummation by the Sellers of the transactions contemplated hereby.

         3.3 Operation of the Gauntlet Business; Ownership/Sufficiency of Assets. Except as set forth in Section 3.3 of the Seller Disclosure Schedule since December 31, 2001, (a) the Gauntlet Business has been operated exclusively through Sellers in the ordinary course of business consistent with past practice, (b) Sellers have owned and continue to own directly all of the Acquired Business Assets, and (c) Sellers have made and continue to make all payments and expenditures with respect to the Acquired Business Assets. The Acquired Business Assets constitute the contracts, intellectual property, technology and hardware used by Sellers to operate the Gauntlet Business and the Acquired Business Assets are sufficient to operate and carry on the Gauntlet Business as being conducted as of the date hereof and as of the Closing Date.





                                                                            -10-
                        GAUNTLET ASSET PURCHASE AGREEMENT

         3.4 Changes. Since October 31, 2001 there has not been, occurred or arisen any:

               (a) transaction other than in the ordinary course of business with respect to the Gauntlet Business or the Acquired Business Assets;

               (b) capital expenditure or commitment with respect to the Acquired Business Assets that has exceeded $100,000 individually or $500,000 in the aggregate;

               (c) destruction of, damage to or loss of any material assets, business or customer (whether or not covered by insurance) related to the Gauntlet Business;

               (d) sale, lease, license or other disposition of any of the Acquired Business Assets or properties of any Seller, except in the ordinary course of business;

               (e) amendment or termination or violation of any material contract, agreement or license related primarily to the Gauntlet Business other than termination pursuant to the terms thereof in the ordinary course of business;

               (f) waiver or release of any material right or claim, including any material write-off or other material compromise of any account receivable or material change in accounts payable related to the Gauntlet Business other than in the ordinary course of business;

               (g) except as set forth in Schedule 3.4(g) of the Seller Disclosure Schedule, the commencement or notice of, or to the knowledge of Sellers, threat of commencement of any lawsuit, arbitration or similar dispute resolution process related primarily to the Gauntlet Business;

               (h) claim of ownership by a third party of any Intellectual Property owned by any of the Sellers that is used in the Gauntlet Business as currently conducted or to the knowledge of Sellers, infringement by any Seller in the conduct of the Gauntlet Business of any third party's Intellectual Property rights;

               (i) change in pricing or royalties set or charged by any Seller in connection with the Gauntlet Business (except for changes in ordinary course of business);

               (j) a Material Adverse Effect on the Gauntlet Business or any known development that is likely to result in a Material Adverse Effect on the Gauntlet Business; or

               (k) increase or decrease in the rates of direct compensation payable or to become payable by Sellers to any employee, agent or consultant engaged in the Gauntlet Business (the "Gauntlet Employees") (other than routine increases made in the ordinary course of business or pursuant to a collective bargaining agreement), or, with respect to such persons, any bonus, percentage compensation, service award or other like benefit, granted, made or accrued to or to the credit of any such persons, or any material welfare, pension, retirement or similar payment or arrangement made or agreed to be made by Sellers (other than such events occurring pursuant to any previously existing benefit plan or collective bargaining agreement);

               (l) loans made by Sellers to Gauntlet Employee;


                                                                            -11-
                        GAUNTLET ASSET PURCHASE AGREEMENT

               (m) actions taken, or contemplated, by Sellers to seek protection pursuant to any bankruptcy law, nor are Sellers aware that any creditor seeks to initiate involuntary bankruptcy proceedings; or

               (n) agreement by any Seller, or any of its officers, employees or agents thereof to do any of the things described in the preceding clauses (a) through (n) (other than by negotiations with Purchaser and its representatives regarding the transactions contemplated by this Agreement).

         3.5 Tax Matters.

               (a) Definition of Taxes. For the purposes of this Agreement, "Tax" or, collectively, "Taxes," means (i) any and all federal, state, local and foreign taxes, and similar assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts; (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period; and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) as a result of any express or implied obligation to reimburse or indemnify any other person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

               (b) To the extent failure to do so would have a Material Adverse Effect on the Purchaser or Purchaser's ability to conduct the Gauntlet Business or to use or encumber the Acquired Business Assets: (i) Sellers have timely filed within the time period for filing or any extension granted with respect thereto all federal, state, local and foreign returns, estimates, information statements and reports ("Returns") which are required to be filed prior to the Closing Date relating to or pertaining to any and all Excluded Taxes; and (ii) Sellers, have paid (and will pay) all Excluded Taxes due and payable prior to the Closing. With respect to the Gauntlet Business and the Acquired Business Assets, (i) there are no pending (or to Sellers' knowledge, threatened) audits, examinations, assessments, asserted deficiencies or written claims for Excluded Taxes and (ii) there are (and immediately after the Closing there will be) no Liens, other than Liens for Taxes not yet due and payable, on the Acquired Business Assets attributable to Excluded Taxes.

         3.6 Restrictions on Business Activities. There is no agreement (relating to noncompetition or otherwise), commitment, judgment, injunction, order or decree relating to the Gauntlet Business to which any Seller is party and, to the best of the knowledge of Sellers, to which any other person is a party, which has the effect of materially prohibiting or impairing the use of any Acquired Business Assets as currently conducted.

         3.7 Title to Properties; Absence of Liens and Encumbrances. Except as set forth in Section 3.7 of the Seller Disclosure Schedule, Sellers have good and valid title to, or, in the


                                                                            -12-
                        GAUNTLET ASSET PURCHASE AGREEMENT
case of leased assets, valid leasehold interests in, all of the Acquired Business Assets free and clear of any Liens, except for Liens for Taxes not yet due and payable.

         3.8 Intellectual Property

               (a) Sellers own, or are licensed or otherwise possess legally enforceable and valid rights to use, all Intellectual Property (with respect to patents, only to the knowledge of Sellers) that is used in the Gauntlet Business as currently conducted by Sellers.

               (b) Section 3.8(b) of the Seller Disclosure Schedule sets forth a complete list of all registered patents, trademarks, copyrights, domain names and service marks, and any applications therefor in respect of any of the foregoing owned by any of the Sellers and included in the Intellectual Property that is used in the Gauntlet Business as currently conducted by Sellers, and specifies, where applicable, the jurisdictions in which the rights to such Intellectual Property have been issued or registered or in which an application for such issuance and registration has been filed, including the respective registration or application numbers and the names of all registered owners. All registered patents, trademarks, service marks, copyrights and domain names owned by Sellers and set forth in Section 3.8(b) of the Seller Disclosure Schedule are valid and subsisting.

               (c) Except for nonexclusive end-user licenses and nondisclosure agreements entered into in the ordinary course of business, to the knowledge of Sellers, there are no licenses, sublicenses and other agreements related to the Gauntlet Business to which any Seller is a party and pursuant to which any Seller or any other person is authorized to use Intellectual Property used in the Gauntlet Business as currently conducted by Sellers that is material to Sellers. The execution and delivery of this Agreement by Sellers, and the consummation of the transactions contemplated hereby, (i) will not cause any Seller to be in violation or default under any license, sublicense or agreement related to the Gauntlet Business, or (ii) require any Seller to repay any funds already received by it from a third party, except which would not constitute a Material Adverse Effect on the Gauntlet Business. Except for rights or licenses granted by third-parties to Sellers, each Seller, as applicable, is the sole and exclusive owner or licensee of, with all right, title and interest in and to (free and clear of any Liens), the Intellectual Property (with respect to patents, only to the knowledge of Sellers) that is used in the Gauntlet Business as currently conducted by Sellers, and has sole and exclusive rights (and is not contractually obligated to pay any compensation to any third party in respect thereof) for the use thereof or the material covered thereby in connection with the services or products in respect of which such Intellectual Property is being used in connection with the Gauntlet Business.

               (d) No claims contesting any Seller's ownership of or right to use Intellectual Property that is used in the Gauntlet Business as currently conducted by Sellers, or asserting any right of a third party to use any Intellectual Property that is used in the Gauntlet Business as currently conducted by Sellers, have been asserted or, to any Seller's knowledge, threatened against any Seller, or to any Seller's knowledge, is there any reasonable basis for any of the foregoing.

               (e) To the knowledge of Sellers, (i) there is no unauthorized use, infringement or misappropriation of any of the Intellectual Property owned by Sellers that is used in the Gauntlet Business as currently conducted by Sellers by any third party, including any employee or former employee of Sellers, and (ii) no Intellectual Property owned by Sellers that is used in the Gauntlet Business as currently conducted by Sellers is subject to any outstanding decree, order, judgment, or stipulation restricting in any manner the licensing thereof by Sellers. Each employee


                                                                            -13-
                        GAUNTLET ASSET PURCHASE AGREEMENT
and contractor materially involved in proprietary aspects of the Gauntlet Business has executed nondisclosure of proprietary information and confidentiality agreements in standard forms of the Sellers except where the failure to do so would not have a Material Adverse Effect on the Gauntlet Business, forms of which have been provided to Purchaser.

               (f) No Patent has been or is now involved in any interference, reissue, reexamination or opposition proceeding.

               (g) Each employee and independent contractor contributing to the creation of the Intellectual Property and/or Technology has executed an assignment of intellectual property rights and confidentiality agreement providing Sellers all right, title and interest in and to such contributions, except where failure to do so would not have a Material Adverse Effect on the Gauntlet Business.

         3.9 Agreements, Contracts and Commitments

               (a) No Seller has as it relates to the Gauntlet Business or the Acquired Business Assets continuing obligations under, is a party to or is bound by any Contract that:


                    (i) is an agreement of indemnification, warranty or guaranty other than in the ordinary course of business;

                    (ii) relates to capital expenditures and involves future payments in excess of $100,000; or

                    (iii) relates to the disposition or acquisition of material assets or any interest in the Acquired Business Assets outside the ordinary course of business.




                                                                            -14-
                        GAUNTLET ASSET PURCHASE AGREEMENT

               (b) Subject to Section 1.4, as of the Closing Date, (x) each Contract (other than any Contract constituting an Excluded Asset) will be a valid and binding obligation of the parties thereto and in full force and effect, and (assuming receipt of any required consent set forth in Section 3.2(c) of the Seller Disclosure Schedule) will continue in full force and effect following the transactions contemplated by this Agreement, in each case without any breach of any terms or conditions thereof or the forfeiture or impairment of any rights thereunder, (y) each Seller will have performed all material obligations required to be performed by it prior to the Closing Date under each Contract (other than any Contract constituting an Excluded Asset) to which it is a party and will not be (with or without the lapse of time or the giving of notice, or both) in breach or default thereunder and (z) to the knowledge of Sellers, each other party to each Contract (other than any Contract constituting an Excluded Asset) will have performed all material obligations required to be performed by such party under such assigned Contracts, and will not be (with or without the lapse of time or the giving of notice, or both) in breach or default thereunder.

               (c) Except with respect to any Contract that constitutes an Excluded Liability, no Seller is a party to or bound by any Contract that, if performed in accordance with its terms, could reasonably be expected to have a Material Adverse Effect on the Gauntlet Business or the Acquired Business Assets.

         3.10 Governmental Authorization. To the knowledge of Sellers, Section 1.2(a)(x) of the Seller Disclosure Schedule accurately lists each consent, license, permit, grant or other authorization issued to Sellers by a Governmental Entity and related primarily to the Gauntlet Business which is required for the operation of its or their business or the holding of any such interest (herein collectively called "Seller Authorizations"), which Seller Authorizations are in full force and effect and constitute all material Seller Authorizations required to permit Sellers to operate or conduct the Gauntlet Business.

         3.11 Litigation. Except as set forth in Section 3.11 of the Seller Disclosure Schedule, there is no pending lawsuit, arbitration or similar dispute resolution proceeding, foreign or domestic ("Litigation") against any Seller related to the Gauntlet Business, or, to the knowledge of any Seller, threatened against any Seller or any of its officers or directors (in their capacities as such) related to the Gauntlet Business. To Sellers' knowledge, there is no basis for such litigation.

         3.12 Accounts Receivable; Accounts Payable.

               (a) Section 3.12(a) of the Seller Disclosure Schedule sets forth the amounts and aging schedule of Sellers' accounts receivable related to the Gauntlet Business as of December 31, 2001 (the "Accounts Receivable"). All of the Accounts Receivable arose in the ordinary course of Sellers' business.

               (b) Section 3.12(b) of the Seller Disclosure Schedule sets forth the amounts and aging schedule of Sellers' accounts payable related to the Gauntlet Business as of December 31, 2001 (the "Accounts Payable"). All of the Accounts Payable included arose in the ordinary course of Sellers' business.

         3.13 Transitioning Employees.


                                                                            -15-
                        GAUNTLET ASSET PURCHASE AGREEMENT

               (a) Section 3.13(a) of the Seller Disclosure Schedule contains
(i) a complete and accurate list of all the employees of the Sellers who are devoting a majority of their time to the Gauntlet Business (the "Transitioning Employees") showing for each Transitioning Employee, the name, location, position held, hire date, salary or wages and aggregate annual compensation for the Sellers' latest fiscal years, (ii) a list of the Employee Benefit Plans (as defined in Section 3.13(d) below) and any other bonus, deferred compensation, pension, profit sharing or retirement plans, or an other employee benefit plans or arrangements of Sellers maintained or sponsored for the benefit of the Transitioning Employees (the "Seller Employee Benefit Plans"), and (iii) a list of any severance pay, post-employment liabilities or obligations or "golden parachute" provisions (or similar provisions which provide for payment of consideration upon the completion of the transactions contemplated herein) applicable to the Transitioning Employees (the "Seller Severance Arrangements").

               (b) With respect to all Transitioning Employees, each Seller Employee Benefit Plan has been operated in material compliance with applicable laws, including (without limitation) the Early Retirement Income Security Act of 1974, as amended ("ERISA").

               (c) With respect to the Gauntlet Business, there is not presently pending or existing, and to Seller's knowledge there is not threatened, (i) any strike, slowdown, picketing, or work stoppage or (ii) any application for certification of a collective bargaining agent.

               (d) "Employee Benefit Plan" shall mean any plan, program, policy, practice, contract, agreement or other arrangement that is defined in Section 3(1) of ERISA.

         3.14 Insurance. Sellers have in full force and effect insurance policies of the type and in an amount (subject to reasonable deductibles) sufficient to cover the assets, business, equipment, properties and operations, related to the Gauntlet Business.





                                                                            -16-
                        GAUNTLET ASSET PURCHASE AGREEMENT

         3.15 Compliance with Laws. To the Sellers' knowledge, Sellers have complied with and are not in material violation of, and have not received any notices of violation with respect to, any material foreign, federal, state or local statute, law or regulation with respect to the conduct of the Gauntlet Business or the ownership or operation of the Acquired Business Assets.

         3.16 Sufficiency of Acquired Business Assets. The Acquired Business Assets constitute necessary property for the conduct of the Gauntlet Business.

         3.17 Transactions with Affiliates. Schedule 3.17 of the Seller Disclosure Schedule sets forth all Contracts, and any other agreements, being assigned by Sellers to Purchaser which shall include any of the Sellers, or their affiliates, as a party thereto following such assignment.

         3.18 Accuracy of Documents and Information. The copies of all instruments, agreements, other documents and written information and schedules or exhibits to this Agreement delivered to Purchaser by Sellers are correct in all material respects. To Sellers' knowledge, no representations or warranties made by Sellers in this Agreement, nor certificate, schedule or exhibit furnished directly to Purchaser by Sellers contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements or facts contained herein not misleading. There are no facts which would constitute a Material Adverse Effect with respect to the Gauntlet Business known to Sellers which has not been expressly set forth in the disclosure materials, this Agreement or the exhibits and schedules hereto.

         3.19 Investment Representations.


               (a) Accredited Investor Status; Sophisticated Investor. Each Seller is an "accredited investor" as that term is defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended (the "1933 Act"). Each Seller has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of investment in the Common Stock to be issued pursuant to this Agreement.

               (b) Information. Each of the Sellers and its advisors, if any, have been furnished with all materials relating to the business, finances and operations of Purchaser which have been requested and materials relating to the issuance of the Common Stock to be issued pursuant to this Agreement. Each Seller and its advisors, if any, have been afforded the opportunity to ask questions of Purchaser. Each Seller understands that its investment in such Common Stock involves a high degree of risk. Each Seller has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of such Common Stock.

               (c) No Governmental Review. Each Seller understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Common Stock to be issued pursuant to this Agreement or the fairness or suitability of the investment in such Common Stock nor have such authorities passed upon or endorsed the merits of the issuance of such Common Stock.

               (d) Legends. The certificates evidencing the Common Stock to be issued to pursuant to this Agreement shall bear appropriate legends, as determined by Purchaser.


                                                                            -17-
                        GAUNTLET ASSET PURCHASE AGREEMENT

               (e) Residency. Each Seller is a resident of the jurisdiction set forth in its address, as set forth on the signature pages hereto.

               (f) Investment Representation. Each Seller is acquiring the Common Stock to be issued pursuant to this Agreement for its own account and not with a view to distribution in violation of any securities laws. Each Seller has been advised and understands that such Common Stock has not been registered under the 1933 Act or under the "blue sky" laws of any jurisdiction and may be resold only if registered pursuant to the provisions of the 1933 Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law.

               (g) Rule 144. Each Seller understands that the Common Stock to be issued pursuant to this Agreement must be held indefinitely unless and until such Common Stock is registered under the 1933 Act or an exemption from registration is available. Each Seller has been advised or is aware of the provisions of Rule 144 promulgated under the 1933 Act.

               (h) Brokers. Other than Sellers' obligations to Bear Sterns, no Seller has taken any action which would give rise to any claim by any person for brokerage commissions, finder's fees or similar payments by Purchaser or Sellers relating to this Agreement or the transactions contemplated hereby.

               (i) Reliance by Purchaser. Each Seller understands that the Common Stock to be issued pursuant to this Agreement is being issued in reliance on a transactional exemption from the registration requirements of applicable securities laws and that Purchaser is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of each Seller set forth herein in order to determine the applicability of such exemptions and the suitability of Seller to acquire the Common Stock.

                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Sellers as follows as of the date hereof and as of the Closing:




                                                                            -18-
                        GAUNTLET ASSET PURCHASE AGREEMENT

         4.1 Organization, Standing and Power. Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Purchaser has the corporate power to own its properties and to carry on its business as now being conducted. Purchaser is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect on Purchaser.

         4.2 Authority.

               (a) Purchaser has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser and constitutes the valid and binding obligation of Purchaser, enforceable in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar federal or state laws affecting the rights of creditors.

               (b) The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any provision of the organizational documents of, Purchaser.

               (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Purchaser in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for such filings as may be required under applicable securities laws, U.S. export control laws, and Exon Florio regulations.

         4.3 SEC Filings; Financial Statements.

               (a) The Purchaser has filed all forms, reports and other documents required to be filed by the Purchaser with the SEC. All such required forms, reports and other documents (including those that the Purchaser may file after the date hereof until the Closing) are referred to herein as the "Purchaser SEC Reports." The Purchaser SEC Reports (i) were or will be filed on a timely basis, (ii) were or will be prepared in compliance in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Purchaser SEC Reports, and (iii) did not or will not at the time they were or are filed contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Purchaser SEC Reports or necessary in order to make the statements in such Purchaser SEC Reports, in the light of the circumstances under which they were made, not misleading.

               (b) Each of the consolidated financial statements (including, in each case, any related notes and schedules) contained or to be contained in the Purchaser SEC Reports (i) complied or will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were or will be prepared


                                                                            -19-
                        GAUNTLET ASSET PURCHASE AGREEMENT
in accordance with United States generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by the SEC on Form 10-Q under the Exchange Act) and
(iii) fairly presented or will fairly present the consolidated financial position of the Purchaser and its subsidiaries as of the dates and the consolidated results of its operations and cash flows for the periods indicated, consistent with the books and records of the Purchaser and its subsidiaries, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount. The audited balance sheet of the Purchaser as of the most recent audited date is referred to herein as the "Purchaser Balance Sheet."

         4.4 Absence of Certain Changes or Events. Except as disclosed in the Purchaser SEC Reports filed prior to the date of this Agreement, since the date of the Purchaser Balance Sheet, there has not been any event, change or development in the business, properties, financial condition or results of operations of the Purchaser and its subsidiaries, taken as a whole, which has had, or is reasonably likely to have, a Material Adverse Effect.

         4.5 Litigation. Except as disclosed in the Purchaser SEC Reports filed prior to the date of this Agreement, there is no action, suit, proceeding, claim, arbitration or investigation pending or, to the knowledge of the Purchaser, threatened against or affecting the Purchaser or any of its subsidiaries which, individually or in the aggregate, has had, or is reasonably likely to have, a Material Adverse Effect. There are no material judgments, orders or decrees outstanding against the Purchaser.

         4.6 Issuance of Common Stock. The Common Stock constituting the Acquisition Consideration, when issued, sold and delivered in accordance with the terms and for the consideration expressed in this Agreement, will be validly issued, fully paid and nonassessable and will be free of any Liens or encumbrances; provided, however, that such Common Stock shall be subject to restrictions on transfer under applicable securities laws.

                                    ARTICLE V

                            CONDUCT PRIOR TO CLOSING


                                                                            -20-
                        GAUNTLET ASSET PURCHASE AGREEMENT

         5.1 Conduct of Business of Sellers. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing Date, Sellers agree, with respect to the operation of the Gauntlet Business (except to the extent that Purchaser shall otherwise consent in writing, which consent shall not be unreasonably withheld), to carry on the Gauntlet Business in substantially the same manner as conducted immediately prior to the date of this Agreement, and continue to pay its debts and taxes when due, to pay or perform other obligations when due, and to use reasonable efforts to preserve intact the Acquired Business Assets that are being acquired pursuant to this Agreement and all material relationships with third parties with respect to the Gauntlet Business. NAI shall promptly notify Purchaser of any event or occurrence not in the ordinary course of business of the Gauntlet Business. Except as expressly contemplated by this Agreement, Sellers shall not, without the prior written consent of Purchaser:

               (a) enter into any commitment or transaction primarily related to the operation of the Gauntlet Business not in the ordinary course of business;

               (b) transfer to any third person or entity any rights to the Intellectual Property other than in the ordinary course of business;

               (c) enter into or amend any agreements pursuant to which any other party is granted marketing, distribution or similar rights of any type or scope with respect to any products of any Seller primarily related to, or which is reasonably likely to affect a material portion of, the operation of the Gauntlet Business other than in the ordinary course of business;

               (d) amend or otherwise modify in any material respect (or agree to do so), except in the ordinary course of business, or violate the terms of the Contracts;

               (e) commence any litigation primarily related to the operation of the Gauntlet Business other than in the ordinary course of business;

               (f) sell, lease, license or otherwise dispose of any of the Acquired Business Assets other than in the ordinary course of business; or

               (g) grant any security interest or encumbrance or Lien in any of the Acquired Business Assets.

                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

         6.1 Access to Information. Subject to Purchaser's obligations set forth in Section 6.2, and subject to any contractual obligations that restrict disclosure of third-party contracts, Sellers shall afford Purchaser and its accountants, counsel and other representatives, reasonable access to Sellers' properties, books, contracts, commitments and records, related to the Gauntlet Business during normal business hours upon reasonable notice during the period prior to the Closing Date or termination of this Agreement pursuant to its terms. Each Seller agrees to provide to Purchaser and its accountants, counsel and other representatives copies of all information reasonably


                                                                            -21-
                        GAUNTLET ASSET PURCHASE AGREEMENT
requested by Purchaser, including existing internal financial statements, business plans and projections, related primarily to the Acquired Business Assets upon request.

         6.2 Confidentiality. Each of the parties hereto hereby agrees to keep such information or knowledge obtained in any investigation pursuant to Section 6.1, or pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby (collectively, the "Confidential Information"), confidential; provided, however, that the foregoing shall not apply to information or knowledge which (a) a party can demonstrate was already lawfully in its possession prior to the disclosure thereof by the other party, (b) is generally known to the public, (c) became known to the public through no fault of such party, (d) is later lawfully acquired by such party from other sources not under an obligation to maintain the confidentiality of such information, (e) is required to be disclosed by order of court or government agency with subpoena powers (provided that such party shall given the other party prior notice of such order and a reasonable opportunity to object or take other available action), (f) is disclosed in the course of any litigation between any of the parties hereto, (g) is developed independently by either party without reference to, or specific knowledge of, the other party's Confidential Information or (h) a party is reasonably required to disclose in order to effect the transactions contemplated by this Agreement. Notwithstanding the foregoing, it is acknowledged that Purchaser and Sellers may publicly disclose this Agreement and the material terms of this Agreement following the date hereof in accordance with the provisions of Section 6.4 hereof.

         6.3 Expenses. All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including without limitation any brokerage or finder's fees, expenses, and/or commissions or investment banking fees and expenses or other such similar fees, and expenses, and any legal, audit, and investor relations fees and expenses) shall be paid by the party incurring such fees and expenses, whether or not the Acquisition is consummated.

         6.4 Public Disclosure. NAI and Purchaser shall consult with each other and agree on forms of joint press releases relating to the Acquisition and this Agreement to be issued in connection with the execution of this Agreement (if any) and with the Closing of the Acquisition. Other than such joint press releases, neither Purchaser nor Sellers shall issue any press release or otherwise make any public statement with respect to the Acquisition and this Agreement, except as may be required by law or any national securities exchange in the discretion of the respective disclosing party.

         6.5 Consents. Subject to the provisions of Section 1.4, each Seller shall promptly apply for or otherwise seek, and use all reasonable efforts to obtain, all consents and approvals required to be obtained by it for the consummation of the Acquisition, and each Seller shall use reasonable efforts to obtain all consents, waivers and approvals under any of the Seller's agreements, contracts, licenses or leases in order to preserve the benefits thereunder for Purchaser and otherwise in connection with the Acquisition.

         6.6 Legal Requirements. Subject to the terms and conditions provided in this Agreement (including specifically the provisions of Section 1.4), each of the parties hereto shall use


                                                                            -22-
                        GAUNTLET ASSET PURCHASE AGREEMENT
its reasonable efforts to take promptly, or cause to be taken, all reasonable actions, and to do promptly, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings and to remove any legal injunctions, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement. Moreover, if Purchaser waives the sale, assignment, transfer, conveyance and/or delivery to it effective as of the Closing of any Acquired Business Asset, for a period of one year after the Closing Date, if so requested by Purchaser, Sellers shall use their reasonable efforts to validly effect the sale, assignment, transfer, conveyance and/or delivery to Purchaser of such Acquired Business Asset.

         6.7 Notification of Certain Matters. NAI shall give prompt notice to Purchaser, and Purchaser shall give prompt notice to NAI, of (i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which may cause any representation or warranty in this Agreement to be untrue or inaccurate at the Closing Date in any material respect, and (ii) any failure of Sellers or Purchaser, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this
Section 6.7 shall not limit or otherwise affect any remedies available to the party receiving such notice. Each of the parties to this Agreement shall use all commercially reasonable efforts to effectuate the transactions contemplated hereby and to fulfill or cause to be fulfilled the conditions to closing under this Agreement. Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

         6.8 Post-Closing Accounts Receivable. Sellers shall promptly pay to Purchaser amounts received after the Closing Date in consideration of any accounts receivable, which are included under this Agreement as Acquired Business Assets. In addition, Sellers shall, within 30 days following the Closing Date, provide Purchaser with amounts and aging schedule of (i) Sellers' accounts receivable related to the Gauntlet Business as of the Closing Date and
(ii) Seller's accounts payable related to the Gauntlet Business as of the Closing Date.

         6.9 PGP 1000 e-ppliance Government Export License. For a period of six months after the Closing Date, Sellers shall take reasonable action to transfer to Purchaser, government export license #D286152 authorizing exports to civil government end users for civil government end uses for the PGP 1000 e-ppliance product. From the Closing Date until such time as Sellers transfer the Export License to Purchaser, Purchaser shall be able to use the Export License as arranged by Sellers pursuant to Section 7.3(k) hereof.

         6.10 Post-Closing Assurances. Including Section 1.4 with respect to the Specified Third-Party Software Licenses, the Specified End-User Licenses, and the Multiproduct End-User Licenses, after the Closing, each party agrees to execute and deliver such other instruments


                                                                            -23-
                        GAUNTLET ASSET PURCHASE AGREEMENT
and do and perform such other acts and things as may be reasonably necessary or desirable for effecting completely the transactions contemplated hereby.

         6.11 Cooperation with Respect to Transitioning Employees; Use of Premises. Sellers shall assist Purchase in soliciting each of the Transitioning Employees selected by Purchaser for employment with Purchaser. Such employment shall be on terms comparable to those of similarly situated employees of the Purchaser. Representatives of Purchaser and Sellers shall jointly inform the Transitioning Employees of the Acquisition on or about the Closing Date. From the date hereof until 30 days after the Closing Date, Sellers shall allow the Transitioning Employees selected by Purchaser reasonable access and continued use of the premises currently used by such Transition Employees in connection with the Gauntlet Business.

         6.12 Non-Solicitation. For a period of eighteen (18) months subsequent to the execution of the Non-Disclosure Agreement between the parties dated ____, 2001, Purchaser shall not directly or indirectly solicit or hire any employee of Sellers (other than the Transitioning Employees) or any of the subsidiaries of the Sellers; provided however, that the foregoing shall not prevent Purchaser from placing advertisements in newspapers consistent with Purchaser's past practices or using recruiters, provided such recruiters have not been directed, either directly or indirectly, to contact Sellers' employees; provided further that for a period of eighteen (18) months after the date hereof, Sellers shall not directly or indirectly solicit or hire any Transitioning Employees who become employees of Purchaser in connection with the transactions contemplated herein.

         6.13 Transfer of Common Stock. Each Seller covenants not to effect any transfer of the Common Stock to be issued pursuant to this Agreement if such transfer would be in violation of applicable securities laws, would invalidate the securities laws exemptions pursuant to which Common Stock is being issued hereunder or would require registration and/or qualification under the 1933 Act or other applicable securities laws.

         6.14 Registration; Compliance with Securites Act. The Purchaser hereby agrees that it shall:

               (a) subject to receipt of necessary information from the Sellers, prepare and file with the SEC as soon as practicable and in no event later than sixty (60) days following the Closing, a registration statement on Form S-3 (the "Registration Statement"), to enable the resale of the shares received as Acquisition Consideration (collectively, the "Registrable Shares") by the Sellers' from time to time on Nasdaq and use all reasonable efforts to cause such Registration Statement to be declared effective as promptly as possible after filing, but in no case later than 90 days after filing, and to remain continuously effective until the earlier of the second anniversary of the Closing, (i) such time as all Registrable Shares purchased by the Sellers pursuant to this Agreement, have been sold thereunder or (ii) all Registrable Shares that have not been sold by Sellers can be sold in a ninety (90) day period pursuant to Rule 144 under the Securities Act (the "Registration Period"). In the event that Form S-3 is unavailable for such registration, the Company shall use such other form as is available for such a registration; provided, however, that the Company will promptly file a new Registration Statement on Form S-3 covering the resale of the Registrable Shares in the event that such Form becomes available at any time while Registrable Shares are outstanding and have not yet been sold to the public;

               (b) prepare and file with the SEC such amendments (including post-effective amendments) and supplements to the Registration Statement and the prospectus used in


                                                                            -24-
                        GAUNTLET ASSET PURCHASE AGREEMENT
connection therewith as may be necessary to keep the Registration Statement effective at all times until the end of the Registration Period; provided, however, that the Purchaser shall not be obligated to keep the Registration Statement effective if there occurs a suspension or stop order with respect to the Registration Statement or an event occurs as a result of which the prospectus (including any supplements thereto) included in the Registration Statement then in effect includes an untrue statement of material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing (a "Suspension"); provided, further that in no case shall Purchaser spend use of the prospectus contained in the Registration Statement for more than two sixty
(60) day periods in any twelve month period. In the event of any Suspension, the Purchaser will use its reasonable efforts to cause the use of the prospectus so suspended to be resumed as soon as possible.

               (c) furnish to each Seller with respect to the Registrable Shares registered under the Registration Statement such reasonable number of copies of the Registration Statement, prospectuses and preliminary prospectuses in conformity with the requirements of the Securities Act and such other documents as such Seller may reasonably request, in order to facilitate the public sale or other disposition of all or any of the Registrable Shares by the Sellers;

               (d) file documents required of the Company for normal blue sky clearance in states specified in writing by any Seller; provided, however, that the Company shall not be required to qualify to do business or consent to service of process in any jurisdiction in which it is not now so qualified or has not so consented;

               (e) use its reasonable efforts to cause the Registrable Shares to be listed on Nasdaq in connection with the filing of the Registration Statement;

               (f) use its reasonable efforts to cause the Registration Statement to be declared effective on or prior to ninety (90) days following the Closing.

               (g) the Purchaser shall permit a single firm of legal counsel ("Legal Counsel") designated by NAI to review the Registration Statement and all amendments and supplements thereto a reasonable period of time prior to their filing with the SEC;

               (h) within three (3) Business Days after a Registration Statement covering Registrable Shares is ordered effective by the SEC, the Purchaser shall use reasonable efforts to deliver, or shall cause its legal counsel to deliver, to the transfer agent for such Registrable Shares (with copies to the NAI) confirmation that such Registration Statement has been declared effective by the SEC; and

               (i) bear all expenses in connection with the registration of the Registrable Shares pursuant to the Registration Statement except for the fees and expenses, if any, of Legal Counsel or other advisers to the Purchasers or underwriting discounts, brokerage fees and commissions incurred by the Purchasers, if any.

         It shall be a condition precedent to the obligations of the Purchaser to take any action pursuant to this Section that the Sellers shall furnish to the Purchaser such information regarding itself, the Acquired Business Assets, the Registrable Shares to be sold by the Sellers, and the intended method of disposition of such securities as shall be required to effect the registration of the Registrable Shares.


                                                                            -25-
                        GAUNTLET ASSET PURCHASE AGREEMENT

         6.15 Registration Rights; Liquidated Damages. Subject to 6.15(b), if the Registration Statement is not declared effective by the SEC during the ninety (90) day period mentioned in Section 6.15(a) above, the Company shall pay in cash to Sellers, as liquidated damages and not as a penalty, an amount equal to one-half of a percent (0.5%) per month of the value of the Acquisition Consideration on the Agreement Date, which amount will be increased to three-fourth of a percent (0.75%) per month of the value of the Acquisition Consideration on the Agreement Date in the event the Registration Statement is not declared effective by the SEC within one hundred fifty (150) days of the Closing Date.

         6.16 Prohibition on Solicitation of Other Acquisition Offers. Sellers shall not directly or indirectly through any of their officers, directors, employees, financial advisors, legal counsels, representatives or agents (i) solicit, initiate or encourage any inquiries or proposals that constitute or could reasonably lead to, a proposal or offer for the sale, assignment, transfer or conveyance of the Gauntlet Business or the Acquired Business Asset other than the Acquisition contemplated by this Agreement (an "Acquisition Proposal"), or
(ii) engage in negotiations or discussions concerning, or providing non-public information to any person or entity relating to, any Acquisition Proposal. Sellers shall notify Purchaser immediately upon receipt of any Acquisition Proposal or any request for non-public information in connection with an Acquisition Proposal and keep Purchaser informed, on a current basis, of the status of any such discussions and the terms being discussed.

         6.17 Non-competition Covenant.

               (a) Term. The term of this Section 6.17 shall commence and shall be effective upon the Closing Date and shall terminate two (2) years following the Closing Date (the "Noncompete Period"). Notwithstanding the foregoing, this
Section 6.17 shall not be effective unless and until the Closing and shall terminate for all purposes upon the occurrence of a termination of this Agreement pursuant to Article IX hereof.

               (b) Acknowledgments. The Sellers acknowledge that the promises and restrictive covenants it is providing in this Section 6.17 are reasonable and necessary to protect the legitimate interests of the Purchaser in the Acquisition. As a result of the foregoing, the parties expressly understand and agree that the non-competition provisions contained in Section 6.17 are reasonable, permissible and enforceable pursuant to the provisions of applicable law.

               (c) Noncompete. The Sellers agree that during the Noncompete Period they shall not, directly or indirectly, sell or market any commercial products in the application layer firewall market segment (the "Restricted Business").

               (d) Independence of Obligations; Severability. If any provision of this Section 6.17 or any part of any such provision is held under any circumstances to be invalid or unenforceable in any jurisdiction, then (a) such provision or part thereof shall, with respect to such circumstances and in such jurisdiction, be deemed amended to conform to applicable laws so as to be valid and enforceable to the fullest possible extent, (b) the invalidity or unenforceability of such provision or part thereof under such circumstances and in such jurisdiction shall not affect the validity or enforceability of such provision or part thereof under any other circumstances or in any other jurisdiction, and (c) such invalidity of enforceability of such provision or part thereof shall not affect the validity or enforceability of the remainder of such provision or the validity or enforceability of any other provision of this
Section 6.17. Each provision of this Section 6.17 is


                                                                            -26-
                        GAUNTLET ASSET PURCHASE AGREEMENT
separable from every other provision of this Section 6.17 , and each part of each provision of this Agreement is separable from every other part of such provision.

               (e) Reformation of Non-competition Covenant. In the event that the provisions of this Section 6.17 are deemed to exceed the time, geographic or scope limitations permitted by applicable law, then such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, permitted by applicable laws.

                                   ARTICLE VII

                          CONDITIONS TO THE ACQUISITION

         7.1 Conditions to Obligations of Each Party to Effect the Acquisition. The respective obligations of each party to this Agreement to effect the Acquisition shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

               (a) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Acquisition or restricting the conduct, use or operations of the Acquired Business Assets by Sellers or Purchaser shall be in effect, nor shall any proceeding brought by a Governmental Entity, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Acquisition, which makes the consummation of the Acquisition unlawful.

         7.2 Additional Conditions to Obligations of Sellers. The obligations of Sellers to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by NAI:

               (a) Representations, Warranties and Covenants. The representations and warranties of Purchaser in this Agreement shall be true and correct in all material respects on the date hereof and on and as of the Closing Date as though such representations and warranties were made on and as of such time and except, on the Closing Date, where the failure to be so true and correct, individually or in the aggregate, have not had, and are not reasonably likely to have, a Material Adverse Effect on the Purchaser, and Purchaser shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Closing Date.

               (b) Execution of the NAI License. Purchaser shall have executed a license with NAI, in substantially the form attached hereto as Exhibit 7.2(c) relating to the Purchaser's grant to NAI of a perpetual non-exclusive license for the use of the Gauntlet Internet firewall tool kit and such license shall be in full legal effect as of, and following the Closing Date.

               (c) Execution of Firewall, VPN and GEMS License. Purchaser shall have executed a license with NAI, in substantially the form attached hereto as
Exhibit 7.2(d) relating to the Purchaser's grant to NAI of a perpetual non-exclusive license for the use of the Gauntlet


                                                                            -27-
                        GAUNTLET ASSET PURCHASE AGREEMENT

Firewall, VPN and GEMS software, and such license shall be in full legal effect as of, and following the Closing Date.

               (d) Execution of the Patent Licenses. Purchaser shall have executed licenses with NAI, in substantially the form attached hereto as Exhibit 7.2(d) relating to the Purchaser's grant to NAI a perpetual non-exclusive license for the use of all of the patents listed in Section 3.8 of the Seller Disclosure Schedule, and such licenses shall be in full legal effect as of, and following the Closing Date.

               (e) Compliance Certificate of Purchaser. Sellers shall have been provided with a certificate executed on behalf of Purchaser by its Chief Executive Officer or Chief Financial Officer to the effect that, as of the Closing Date:

                    (i) all representations and warranties made by Purchaser under this Agreement are true and correct in all material respects; and

                    (ii) all covenants, obligations and conditions of this Agreement to be performed by Purchaser on or before such date have been so performed in all respects.

         7.3 Additional Conditions to the Obligations of Purchaser. The obligations of Purchaser to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Purchaser:

               (a) Representations, Warranties and Covenants. The representations and warranties of Sellers in this Agreement shall be true and correct in all material respects on the date hereof and on and as of the Closing Date as though such representations and warranties were made on and as of such time and except, on the Closing Date, where the failure to be so true and correct, individually or in the aggregate, have not had, and are not reasonably likely to have, a Material Adverse Effect on the Gauntlet Business, and Sellers shall have performed and complied in al material aspects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Closing Date.

               (b) Compliance Certificates of each Seller. Purchaser shall have been provided with a certificate executed on behalf of each Seller, by NAI's Chief Executive Officer or Chief Financial Officer, to the effect that, as of the Closing Date:


                    (i) all representations and warranties made by Sellers in this Agreement are true and correct in all material respects, and

                    (ii) all covenants, obligations and conditions of this Agreement to be performed by Sellers (as the case may be) on or before such date have been so performed in all respects.


                                                                            -28-
                        GAUNTLET ASSET PURCHASE AGREEMENT

               (c) Material Adverse Effect. There shall not have occurred any Material Adverse Effect on the Gauntlet Business or the Acquired Business Assets.

               (d) Third Party Consents. All consents, waivers, and approvals listed pursuant to Section 7.3(d) of the Seller Disclosure Schedule shall have been obtained to the reasonable satisfaction of Purchaser.

               (e) Execution of the TIS/CMS License. NAI shall have executed a license with Purchaser, in substantially the form attached hereto as Exhibit 7.3(e) relating to NAI's grant to Purchaser of a perpetual non-exclusive license for the use of the TIS/CMS (TIS X.509 Certificate Management System) software.

               (f) Execution of VirusScan Olympus OEM Agreement. Seller and Purchaser shall have executed an OEM agreement, on terms reasonably acceptable to Seller and Purchaser, for the inclusion of Seller's McAfee anti-virus engine for use with the Gauntlet Firewall; provided, the OEM agreement will be exclusive to Purchaser for the application layer firewall market segment; provided, that such exclusivity does not violate any existing license or the renewal of any existing license.

               (g) Execution of PGP SDK Agreement. Seller and Purchaser shall have executee a license, on terms reasonably acceptable to Seller and Purchaser, permitting Purchaser to use the PGP software development kit in connection with those portions of the Gauntlet Business where it is in use as of the date of Closing.

               (h) Execution of Assignments. Sellers shall have delivered or caused to be delivered to Purchaser:


                    (i) An assignment of Patents in substantially the form attached hereto as Exhibit 7.3(h)(i);

                    An assignment of Copyrights in substantially the form attached hereto as Exhibit 7.3(h)(ii); and

         1. An assignment of Trademarks in substantially the form attached hereto as Exhibit 7.3(h)(iii).

                    (i) Export License. Sellers shall assign the Export License to Purchaser, appoint Purchaser their distributor and/or make such other arrangements as necessary to allow Purchaser use of the Export License from the Closing Date until such time as Sellers transfer the Export License to Purchaser in accordance with Section 6.9 hereof.

                                  ARTICLE VIII

           SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

         8.1 Survival of Representations and Warranties. The representations and warranties of Sellers and Purchaser contained in this Agreement or in any certificate delivered


                                                                            -29-
                        GAUNTLET ASSET PURCHASE AGREEMENT
pursuant to this Agreement will survive the Closing and continue in full force and effect until six (6) months after the anniversary of the Closing Date. In addition, (other than claims by Seller under Section 1.4(e)) no claims will be allowed to be made by NAI or Purchaser under the provisions of this Article VIII, unless notice of such claim shall have been made on or prior to 5:00 p.m. Pacific Time on the six (6) months anniversary of the Closing Date.

         8.2 Indemnification.

               (a) Indemnification by NAI. Subject to the qualifications and limitations in this Article VIII, if the Closing is consummated, NAI shall indemnify and defend and hold Purchaser, its subsidiaries, directors, officers, and agents (collectively, the "Purchaser Indemnified Parties") harmless against and with respect to, any and all Damages (as defined in subsection 8.2(c) below) incurred by Purchaser Indemnified Parties as a result of any of the following:

                    (i) any inaccuracy or misrepresentation in, or breach of any representation or warranty of, Sellers in this Agreement or the related documents executed and delivered by Sellers in connection with this Agreement (the "Operative Documents");

                    (ii) any breach or failure by the Sellers to perform any of their covenants or agreements under this Agreement or any of the other Operative Documents;

                    (iii) any liability of any Seller that is not an Assumed Liability;

                    (iv) any liability of any Seller with respect to the Contracts or any other agreements assumed by Purchaser from actions, omissions or conditions occurring before the Closing Date; and

                    (v) other than any Assumed Liability, any liability or obligation with respect to Sellers' use of the Acquired Business Assets or their conduct of the Gauntlet Business on or before the Closing Date.

               (b) Indemnification by Purchaser. Subject to the qualifications and limitations in this Article VIII, if the Closing is consummated, Purchaser shall indemnify and defend and hold NAI and the Sellers and their directors, officers, and agents (collectively, the "Seller Indemnified Parties") harmless against and with respect to, any and all Damages (as defined in subsection 8.2(c) below) incurred by any Seller Indemnified Party as a result of any of the following:

                    (i) any inaccuracy or misrepresentation in, or breach of any representation or warranty of Purchaser in this Agreement or the other Operative Documents;

                    (ii) any breach or failure by Purchaser to perform any of its covenants or agreements under this Agreement or any of the other Operative Documents;

                    (iii) any Assumed Liabilities; and


                                                                            -30-
                        GAUNTLET ASSET PURCHASE AGREEMENT

                    (iv) any liability or obligation with respect to the Purchaser 's use of the Acquired Business Assets or its conduct of the Gauntlet Business after the Closing Date.

               (c) Damages. For purposes of this Section 8.2, "Damages" means all demands, claims, claims for reimbursement, actions or causes of action, assessments, damages, costs, expenses, liabilities, deficiencies, judgments, awards, fines, sanctions, penalties, charges and amounts paid in settlement, whether civil, criminal or administrative in nature, including the reasonable costs, fees and expenses of attorneys, experts, accountants, appraisers, consultants, witnesses, investigators and agents and all such costs, fees and expenses incurred in defending against any of the foregoing or in enforcing this Agreement or the Operative Documents. Notwithstanding the foregoing definition, the term "Damages" shall in no event include amounts recoverable as lost profits or based on a multiple of earnings, incidental damages, indirect damages, special damages, punitive damages or consequential damages.


               (d) Procedure for Indemnification. The procedure for indemnification shall be as follows:

                    (i) The party claiming indemnification ("Claimant") shall, within thirty (30) days (or earlier, if necessary to timely answer a lawsuit) after its discovery of any claim for which indemnification will be sought as provided in this Agreement (the "Claim"), give notice to the party from whom indemnification is sought ("Indemnitor") of its Claim, specifying in reasonable detail the factual basis for the Claim and, to the extent known, the amount of the Claim. Notwithstanding the preceding sentence, the failure by Claimant to provide notice of any Claim within the period specified, or any delay in providing such notice, shall not affect or impair the obligations of Indemnitor hereunder, except and only to the extent that Indemnitor has been adversely affected by such failure or delay.

                    (ii) With respect to Claims between the parties, following receipt of notice from Claimant of a Claim, Indemnitor shall have sixty (60) days to make any investigation that Indemnitor deems necessary or desirable of the Claim. For purposes of this investigation, Claimant agrees to make available to Indemnitor and its authorized representatives the information relied upon by Claimant to substantiate the Claim. If Claimant and Indemnitor cannot agree as to the validity and amount of the Claim within the sixty (60) day period (or any mutually agreed upon extension thereof), Claimant shall arbitrate such dispute as contemplated in Section 8.2(h) herein.

                    (iii) With respect to any Claim by a third party as to which Claimant is entitled to indemnification hereunder, Indemnitor shall have the right, exercisable by written notice to Claimant within 30 days after receipt of written notice from Claimant of the commencement or assertion of any such Claim, at its own expense to participate in or assume control of the defense of the Claim, and Claimant shall cooperate fully with Indemnitor, with the right to reimbursement for actual out-of-pocket expenses incurred by Claimant as a result of any such request by the Indemnitor for Claimant's cooperation. If Indemnitor does not elect to assume control or otherwise participate in the defense of any third party Claim within thirty (30) days of its receipt of


                                                                            -31-
                        GAUNTLET ASSET PURCHASE AGREEMENT
notice of the Claim (or any extended period mutually agreed upon in writing by the parties), Claimant shall have the right to undertake the defense, compromise or settlement of the Claim for the account of Indemnitor subject to the right of Indemnitor, at its expense, to assume the defense of the Claim at any time prior to final settlement, compromise or determination thereof. In no event shall Indemnitor be liable or otherwise have any obligation with respect to any settlement, compromise or determination of any Claim agreed to by Claimant without the prior written consent of Indemnitor (which consent will not be withheld unreasonably).

                    (iv) The defending party shall have reasonable access to the books, records and personnel which are pertinent to the defense and which are in control of the other party. The parties agree to furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested by the other party in connection with defending any third party Claim.

               (e) Limitations and Conditions Applicable to Purchaser . The right of Purchaser to obtain indemnification from NAI pursuant to Section 8.2(a) of this Agreement is subject to the following limitations:

                    (i) Purchaser shall not be entitled to indemnification from NAI pursuant to Section 8.2(a) until the aggregate Damages for which NAI is liable under Section 8.2(a) exceed $200,000, whereupon Purchaser shall be entitled to indemnification by NAI for all Damages in excess of the first $200,000; provided, however, that this limitation shall not apply with respect to all Claims arising from or relating to those matters referred to in Section 8.2(a)(ii) or 8.2(a)(iii).

                    (ii) NAI shall not be obligated to indemnify Purchaser for aggregate Damages under Section 8.2 in excess of the lesser of (i) $1,000,000 and (ii) to the extent Acquisition Consideration consists of unregistered securities at the time any Claim is made, 20% of the aggregate shares received by Sellers.

                    (iii) Purchaser shall not be entitled to recover Damages in respect of any Claim or otherwise obtain reimbursement or restitution more than once with respect to any Claim hereunder.

               (f) Limitations and Conditions Applicable to NAI . The right of NAI to obtain indemnification from Purchaser pursuant to Section 8.2(b) of this Agreement is subject to the following limitations:

                    (i) NAI shall not be entitled to indemnification from Purchaser pursuant to Section 8.2(b) until the aggregate Damages for which Purchaser is liable under Section 8.2(b) exceed $200,000, whereupon NAI shall be entitled to indemnification by Purchaser for all Damages in excess of the first $200,000; provided, however, that this limitation shall not apply with respect to all Claims arising from or relating to those matters referred to in Section 8.2(b)(ii), 8.2(b)(iii), and 8.2(b)(iv).


                                                                            -32-
                        GAUNTLET ASSET PURCHASE AGREEMENT

                    (ii) Purchaser shall not be obligated to indemnify NAI for aggregate Damages under Section 8.2(b)(i) in excess of $1,000,000.

                    (iii) NAI shall not be entitled to recover Damages in respect of any Claim or otherwise obtain reimbursement or restitution more than once with respect to any Claim hereunder.

               (g) Remedies Exclusive. The remedies provided in this Section 8.2 shall be exclusive as to any Claims by a party under this Agreement or any other Operative Document or arising out of the transactions provided for herein and therein and shall preclude assertion by any party of any other rights or the seeking of any other remedies against another party; provided, however, that nothing in this Section 8.2(g) shall limit rights or remedies expressly provided for in this Agreement or any other Operative Document for fraud or deceit.

               (h) Arbitration. Any controversy involving a Claim by an indemnified party pursuant to this Article VIII shall be finally and exclusively settled by binding arbitration in accordance with the Arbitration Rules (as defined in Section 10.6).

                                   ARTICLE IX

                        TERMINATION, AMENDMENT AND WAIVER

         9.1 Termination. Except as provided below, this Agreement may be terminated and the Acquisition abandoned at any time prior to the Closing Date:

               (a) by mutual consent of Seller and Purchaser; and

               (b) by Purchaser or Seller if: (i) the Closing has not occurred by February 22, 2002; (ii) there shall be a final nonappealable order of a federal or state court in effect preventing consummation of the Acquisition; or
(iii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Acquisition that would make consummation of the Acquisition illegal.

         9.2 Effect of Termination. In the event of termination of this Agreement as provided above, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Purchaser or Seller, or their respective officers, directors, stockholders or equity owners, provided that each party shall remain liable for any breaches of this Agreement prior to its termination; and provided further that, the provisions of Article X and Sections 6.2, 6.3 and 6.4 of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

         9.3 Amendment. Subject to applicable law, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed by each party hereto.

         9.4 Extension; Waiver. At any time prior to the Closing Date NAI and Purchaser, as applicable may to the extent legally allowed, (i) extend the time for the performance of


                                                                            -33-
                        GAUNTLET ASSET PURCHASE AGREEMENT
any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of NAI and Purchaser, as applicable, with respect to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

                                    ARTICLE X

                               GENERAL PROVISIONS

         10.1 Notices. All notices, requests, demands, waivers and other communications required or permitted hereunder shall be in writing and shall in any event be deemed to be given upon receipt or, if earlier, (a) five (5) days after deposit with the U.S. Postal Service or other applicable postal service, if mailed by first class registered or certified mail, return receipt requested, postage prepaid, (b) upon delivery, if delivered by hand, by recognized expedited delivery service, (c) one (1) business day after the business day of deposit with Federal Express or similar overnight courier, freight prepaid or
(d) one (1) business day after the business day of facsimile transmission, if delivered by facsimile transmission with copy by first class registered or certified mail, return receipt requested, postage prepaid. Notices shall be addressed to the address set forth below (or at such other address as a party may designate by ten (10) days' advance written notice to the other party pursuant to the provisions above):

                 (a) if to Seller, to:
                     Network Associates, Inc.
                     13465 Midway Road
                     Dallas, TX 75244
                     Attention: Kent Roberts, Executive Vice President and General Counsel
                     Facsimile No.: (972) 855-2796

                 with copies to:
                     Wilson Sonsini Goodrich & Rosati, P.C.
                     650 Page Mill Road
                     Palo Alto, California 94304-1050
                     Attention: Jack Helfand, Esq.
                     Facsimile No.: (650) 493-6811

                 and

                     Network Associates, Inc.
                     3965 Freedom Circle
                     Santa Clara, CA  95054


                                                                            -34-
                        GAUNTLET ASSET PURCHASE AGREEMENT

                     Attention: Sandra K. England, Executive Vice President for Business Development and Strategic Research
                     Facsimile No.: (408) 346-5315

                 if to Purchaser, to:
                     Secure Computing Corporation
                     2675 Long Lake Road
                     St. Paul, MN 55113
                     Attention: Mary K. Budge, Secretary and General Counsel Facsimile No.: (651) 628-2714

                 with copies to:
                     Heller Ehrman White & McAuliffe LLP
                     275 Middlefield Road
                     Menlo Park, CA 94025
                     Attention: Kyle Guse
                     Facsimile No.: (650) 324-0638

         10.2 Interpretation; Definition. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

               (a) For purposes of this Agreement the term "Material Adverse Effect" when used in connection with the Purchaser or the Gauntlet Business means any change, event, violation, inaccuracy, circumstance or effect that is materially adverse to the business, assets, liabilities, financial condition, prospects or results of operations of the Purchaser and its subsidiaries taken as a whole or the Gauntlet Business, as applicable; except for those changes, events or effects that result from (x) the public announcement by NAI of its intentions to dispose of the Gauntlet Business or the pendency of the transactions contemplated hereby (including any reduction in sales of the Gauntlet Business, or loss or termination by any Seller of Gauntlet Business employees), (y) changes affecting the firewall/VPN industry generally (which changes do not disproportionately affect the Gauntlet Business) or (z) changes affecting the United States economy generally.

         10.3 Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

         10.4 Entire Agreement; Assignment. This Agreement, the schedules and exhibits hereto, and the documents and instruments and other agreements among the parties hereto referenced herein: (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; (b) are not intended to confer upon any other


                                                                            -35-
                        GAUNTLET ASSET PURCHASE AGREEMENT
person any rights or remedies hereunder; and (c) shall not be assigned by operation of law or otherwise, without the prior written consent of NAI and Purchaser, provided that Purchaser may assign its rights and delegate its obligations hereunder to its affiliates.

         10.5 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to negotiate in good faith to modify this Agreement to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

         10.6 Governing Law; Arbitration. This Agreement shall be governed by and construed in accordance with the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Subject to the provisions of Article VIII, any claim or dispute arising out of or related to this Agreement, the interpretation, making performance, breach or termination thereof, shall be finally and exclusively settled by binding arbitration as following: (i) arbitration shall be held in Santa Clara, California, (ii) such arbitration shall be made in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association, (iii) judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof, (iv) such arbitration shall be conducted by an arbitrator chosen by mutual agreement of Purchaser, on the one hand, and NAI on the other; failing such agreement, the arbitration shall be conducted by three independent arbitrators, one of whom shall be chosen by the Purchaser, one of whom shall be chosen by NAI, and such two arbitrators shall mutually select a third arbitrator, with any decision of two such arbitrators shall be binding on Purchaser and NAI, (v) the arbitrator(s) shall have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding instituted under California substantive law to resolve a dispute, (vi) judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof, (vii) each party shall pay its own costs and expenses (including counsel fees) of any such arbitration except that the arbitrator(s) can compel one party to pay all or a portion of the other party's costs and expenses, and (viii) the parties agree that, any provision of applicable law notwithstanding, they will not request, and the arbitrator(s) shall have no authority to award damages based on amounts recoverable as lost profits or based on a multiple of earnings, incidental damages, indirect damages, special damages, punitive damages or consequential damages, against any party and (ix) the parties hereto expressly waive all rights whatsoever to file an appeal against or otherwise to challenge any award by the arbitrator(s) hereunder, provided that the foregoing shall not limit the rights of either party to bring a proceeding in any applicable jurisdiction to conform, enforce or enter judgment upon such award (and the rights of the other party, if such proceeding is brought, to contest such confirmation, enforcement or entry of judgment) (for purposes of this Agreement, the arbitration rules described above in sections (i) through (ix) above shall be the "Arbitration Rules").


                                                                            -36-
                        GAUNTLET ASSET PURCHASE AGREEMENT

         10.7 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

         10.8 Successors. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, heirs and assigns.


                                                                            -37-
                        GAUNTLET ASSET PURCHASE AGREEMENT

         IN WITNESS WHEREOF, Purchaser and each of the Sellers have caused this Agreement to be signed by their duly authorized respective officers, all as of the date first written above.

                              PURCHASER:

                              SECURE COMPUTING CORPORATION,
                              a Delaware corporation


                                       By: /s/ Timothy J. Steinkopf
                                           -------------------------------------
                                           Name:    Timothy J. Steinkopf
                                           Title:   Senior VP & CFO
                                           Address: 4810 Harwood Road
                                                    San Jose, CA 95124

                                       SELLERS:

                                       NETWORKS ASSOCIATES, INC.,
                                       a Delaware corporation


                                       By: /s/ Sandra K. England
                                           -------------------------------------
                                           Name:    Sandra K. England
                                           Title:   Exec. VP
                                           Address: 3965 Freedom Circle
                                                    Santa Clara, CA 95054

                                       NETWORK ASSOCIATES TECHNOLOGY,  INC.,
                                       a Delaware corporation


                                       By: /s/ Stephen C. Richards
                                           -------------------------------------
                                           Name:    Stephen C. Richards
                                           Title:   CFO & COO
                                           Address: 3965 Freedom Circle
                                                    Santa Clara, CA 95054


                                       NETWORK ASSOCIATES INTERNATIONAL BV,
                                       a Netherlands corporation


                                       By: /s/Paul Holmes
                                           -------------------------------------
                                           Name:    Paul Holmes
                                           Title:   Director of Finance
                                           Address:


                                       NETWORK ASSOCIATES COMPANY LIMITED,
                                       a Japanese Corporation

                                       By: /s/ Tadashi Morishima
                                           -------------------------------------
                                           Name:    Tadashi Morishima
                                           Title:   Director
                                           Address:

                                   SCHEDULE 1

The Gauntlet Firewall Business is Sellers' business relating to the following products: Gauntlet SOURCE CODE (EXPORT VERSION) and any other versions thereof, Gauntlet Firewall, Gauntlet Virtual Private Network, Gauntlet 1000 E-ppliance, Gauntlet 300 e-ppliance, Gauntlet 310 e-ppliance, Gauntlet 320 e-ppliance, and Gauntlet GEMS, and to the extent applicable, including all current and prior versions thereof.